Exhibit 10.1.13.1

FIRST AMENDED AND RESTATED TRUST AGREEMENT

UNDER

PACIFIC CAPITAL BANCORP DEFERRED COMPENSATION PLAN

October 1, 2000

FIRST AMENDED AND RESTATED TRUST AGREEMENT

THIS FIRST AMENDED AND RESTATED TRUST AGREEMENT UNDER PACIFIC CAPITAL BANCORP DEFERRED COMPENSATION PLAN (the “Agreement”) is made and entered into, effective on the date set forth below, by and between PACIFIC CAPITAL BANCORP, a California corporation (“Pacific Capital” or “Employer”, and SANTA BARBARA BANK & TRUST, a California corporation (“Trustee”), with reference to the following facts:

RECITALS:

A. Pacific Capital is the owner of all the outstanding capital stock of certain “Affiliates,” as defined below, and has adopted that certain “Deferred Compensation Plan” effective December 15, 1999 (the “Plan”), to provide deferred compensation benefits to a select group of management or highly compensated employees of Pacific Capital and those Affiliates.

B. Pacific Capital has incurred liability, and expects to incur further liability, under the terms of the Plan, and it is the intention of Pacific Capital to make contributions to the Trust in order to provide a source of funds to assist Pacific Capital in meeting its liabilities under the Plan.

C. Pacific Capital periodically adopted that certain “Trust Agreement Under Pacific Capital Bancorp Deferred Compensation Plan” dated effective as of December 15, 1999 (the “Original Trust Agreement”), pursuant to which Pacific Capital established a trust (the “Trust”) and certain “Subtrusts” to hold certain assets, subject to the claims of the creditors of Pacific Capital or its Affiliates in the event of the “Insolvency” (as herein defined) of Pacific Capital or such Affiliate (as the case may be) which employs any Participant, until paid to participants in the Plan (the “Participants”) in such manner and at such time specified in the Plan document.

D. Pacific Capital and Trustee have agreed to execute this Agreement in order to memorialize certain amendments to the Original Trust Agreement.

E. It is the intention of Pacific Capital and each Affiliate that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan for the payment of deferred compensation.

AGREEMENTS:

NOW, THEREFORE, the parties hereto do hereby establish the Trust and agree that the Trust shall be comprised, held, and disposed of as follows:

1. DEFINITIONS

For purposes of this Agreement:

1.1 “Administrator” shall mean Pacific Capital or such other entity or person as Pacific Capital may designate from time to time as the administrator of the Plan.

1.2 “Administrative Committee” shall mean the committee constituted by Pacific Capital from time to time to supervise the administration of the Plan.

1.3 “Acquired Company Deferred Compensation Plans” shall mean (a) that certain Executive Compensation Deferral Plan sponsored by South Valley National Bank, a California corporation, pursuant to certain resolutions adopted by the Board of Directors of South Valley National Bank as of March 24, 1998, and (b) that certain Executive Compensation Deferral Plan sponsored by First National Bank of Central California as adopted by the Board of Directors of First National Bank of Central California as of March 24, 1998, (c) that certain Executive Compensation Deferral Plan formerly sponsored by Pacific Capital Bancorp, a California corporation that was acquired by Employer in a transaction that closed effective December 30, 1998, as adopted by the Board of Directors of such corporation as of March 24, 1998, and (d) such deferred compensation plans as (i) are sponsored by other corporations which are hereafter acquired by Pacific Capital (whether by asset purchase, stock purchase, merger, or other reorganization), and (ii) some or all of the assets for which Pacific Capital permits to be transferred to this Trust.

1.4 “Affiliate” means each corporation, all the outstanding capital stock which is owned by Employer.

1.5 “Change in Control” means the occurrence of any of the following events with respect to Pacific Capital: (a) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14.A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (“Exchange Act”), as amended, or in response to any other form or report to the regulatory agencies or governmental authorities having jurisdiction over Pacific Capital or any stock exchange on which Pacific Capital’s shares are listed which requires the reporting of a change in control; (b) any merger, consolidation, or reorganization of Pacific Capital in which Pacific Capital does not survive; (c) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions) of any assets of Pacific Capital having an aggregate fair market value of fifty percent (50%) of the total value of the assets of Pacific Capital, reflected in the most recent balance sheet of Pacific Capital; (d) a transaction whereby any “person” (as such term is defined in the Exchange Act) or any individual, corporation, partnership, trust, or any other entity becomes the beneficial owner, directly or indirectly, of securities of Pacific Capital representing twenty-five percent (25%) or more of the combined voting power of Pacific Capital’s then outstanding securities; or (e) a situation where, in any one-year period, individuals who at the beginning of such period constitute the Board of Directors of Pacific Capital cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by Pacific Capital’s shareholders, of each new director is approved by a vote of at least three-quarters (3/4) of the directors then still in office who were directors at the beginning of the period. Notwithstanding the foregoing or anything else contained herein to the contrary, there shall not be a Change in Control for purposes of this Trust if the event which would otherwise come within the meaning of the term Change in Control involves (x) a reorganization at the direction of Pacific Capital solely to form a parent bank holding company which owns one hundred percent (100%) of Pacific Capital’s common stock following reorganization, and (y) an Employee Stock Ownership Plan sponsored by Pacific Capital or its parent holding company which is the party that acquires control or is the principal participant in the transaction constituting the Change in Control.

1.6 “Insolvency” means that the Participating Company (a) is unable to pay its debts as they become due, or (b) is subject to a pending proceeding as debtor under the United States Bankruptcy Code, as amended.

1.7 “Pacific Capital” means PACIFIC CAPITAL BANCORP, a California corporation, which is the sponsor and a trustor of this Trust.

1.8 “Participant” shall have the meaning ascribed to such term in the Plan.

1.9 “Participating Company” shall mean Pacific Capital and each Affiliate.

1.10 “Participating Company Trust” shall mean a separate Trust established for Pacific Capital and for each of its Affiliates which employs a Participant in the Plan on whose behalf contributions are made to this Trust.

1.11 “Plan” means the Pacific Capital Bancorp Deferred Compensation Plan dated effective December 15, 1999, as amended from time to time.

1.12 “Subtrust” shall mean a separate subtrust established for each Participant pursuant to Section 3.3, below.

Each other capitalized term which appears in this Agreement and is not defined herein shall have the meaning ascribed to such term in the Plan.

2. ESTABLISHMENT OF TRUST

2.1 Deposit. Pacific Capital hereby deposits with Trustee in trust the sum of One Dollar ($1.00), which shall become the principal of the Trust to be held, administered, and disposed of by the Trustee as provided in this Trust Agreement.

2.2 Irrevocable. The Trust hereby established shall be irrevocable by any Participating Company.

2.3 Grantor Trust. The Trust is intended to be a grantor trust, of which Pacific Capital and each Affiliate, in each instance as an Participating Company and only to the extent of contributions actually made by the Participating Company, is the grantor, within the meaning of Subpart E, Part I, Subchapter J, Chapter 1, Subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

3. FUNDING

3.1 Contributions.

3.1.1 Amount. Each Participating Company shall contribute to the Trust an amount equal to the amount deferred for the Plan Year by each Participant. Each Participating Company may also contribute cash to the Trust an amount approximately equal to the “cost of insurance” (as defined in the pertinent insurance policy owned by the Participating Company Trust) needed to fund the death benefits described in Section 4.2.4 of the Plan; provided that such obligation shall not apply with respect to any insurance policy if the Administrator has directed the Trustee to discontinue such policy. The Administrator may direct the Trustee to discontinue the policy for any reason, without regard to whether Section 4.2.4 of the Plan is in effect, whether a policy has been issued on the Participant or otherwise.

3.1.2 Principal and Income. Except as otherwise provided herein, all contributions received pursuant to Section 3.1.1, above, together with the income therefrom and any increment thereon, shall be held, managed and administered by Trustee as a Participating Company Trust pursuant to the terms of this Trust Agreement without distinction between principal and income.

3.1.3 Trust Assets. The principal of the Trust and any earnings thereon shall be held separate and apart from other funds of Participating Company and shall be used exclusively for the uses and purposes of Plan Participants and general creditors as herein set forth. Trust Beneficiaries shall not have any preferred claim on, or any beneficial ownership interest in, any assets of the Trust prior to the time such assets are paid to Trust Beneficiaries as benefits as provided in Section 4, below, and all rights created under this Trust Agreement shall be mere unsecured contractual rights of Trust Beneficiaries against the Participating Company or Participating Company Trust. Any assets held by the Trust will be subject to the claims of the Participating Company’s general creditors under federal and state law in the event of the Insolvency of the Participating Company, provided however, that the only Trust Assets subject to the claims of a Participating Employee’s general creditors shall be those assets allocated to the Participating Company Trust maintained for such Participating Company.

3.2 Participating Company Trusts

3.2.1 Creation. The Trustee shall establish a separate Participating Company Trust for each Participating Company and credit the amount of contributions made by each Participating Company to that Participating Company’s Trust. Each Participating Company Trust shall reflect a Participating Company’s interest in the assets of the Trust Fund and shall not require any segregation of particular assets.

3.2.2 Asset Rollovers. In addition to holding in such Participating Company Trusts the contributions made thereto by the Participating Company from time to time, the Trustee shall deposit into each such Participating Company Trusts the amounts designated by the Participating Company as rollover assets from trusts that were created under any Acquired Company Plan to hold assets corresponding to the accounts of those participants under such Acquired Company Plans who, pursuant to Section 2.6 of the Plan, have elected to rollover their account balances from an Acquired Company Plan to the Plan.

3.2.3 Allocations. Following the allocation of assets to the Participating Company Trusts pursuant to Section 3.2.1, above, the Trustee shall allocate investment earnings and losses of the Trust Fund among the Participating Company Trusts in accordance with Section 7.2, below, and as directed by the Administrator. Payments to general creditors pursuant to Section 5, below, shall be charged against the particular Participating Company Trust and not the Trust as a whole.

3.3 Subtrusts. If directed by the Administrator, the Trustee shall establish a separate Subtrust for a Participant and credit the amount of such contribution to that Participant’s Subtrust. Each Subtrust shall reflect an individual interest in the assets of the Trust fund and shall not require any segregation of particular assets.

3.3.1 Allocations. Following the allocation of assets to Subtrusts pursuant to this Section 3.3, the Trustee shall allocate investment earnings and losses of the Trust fund among the Subtrusts in accordance with Section 7, below, and as directed by Company. Payments to general creditors pursuant to Section 5, below, shall be charged against the Subtrusts in proportion to their account balances, except that the payment of benefits to a Trust Beneficiary shall be charged against the Subtrust established or maintained for such Trust Beneficiary.

3.3.2 Allocations to Subtrust. Amounts allocated to a Participant’s Subtrust may not be utilized to pay benefits to another Participant (or to a Beneficiary of another Participant). Following payment of a Participant’s entire benefit under the Plan, including payment of a non-scheduled in-service distribution pursuant to Section 6.2.3 of the Plan (whether by the Trustee pursuant to the terms of this Trust Agreement or by the Participating Company or by a combination thereof), any amounts remaining allocated to that Participant’s Subtrust shall be transferred by the Trustee to the Participating Company. In lieu of transferring such amounts, the Administrator may direct the Trustee to retain and allocate such amounts in the Trust in accordance with Section 7.3, below. Following payment of a Participant’s entire benefit under the Plan, including payment of under Section 6.2.3 of the Plan (whether by the Trustee pursuant to the terms of this Trust Agreement or by the Participating Company or by a combination thereof), any life insurance policy held with respect to such Participant shall be transferred by the Trustee to the Participating Company. In lieu of transferring the policy, the Administrator may direct the Trustee to designate a new beneficiary (which may be the Participating Company) under the policy or cash in the applicable Policy and cause such proceeds to be retained in Trust and allocated in accordance with Section 7.3, below.

4. PAYMENTS TO PARTICIPANTS AND BENEFICIARIES

4.1 Payment Schedule. Pacific Capital shall deliver to the Trustee a schedule (the “Payment Schedule”) that (a) indicates the amounts payable to each Participant and Beneficiary, and (b) provides a formula or other instructions acceptable to the Trustee for determining the amount so payable, the form in which such amount is to be paid (as provided for or available under the Plan), and the time for commencement of payment of such amounts. Except as otherwise provided in this Agreement, the Trustee shall make payments to the Participants and Beneficiaries in accordance with such Payment Schedule. If Subtrusts have been established for Participants, then the payment being made to any Participant (or his beneficiary) shall be made solely from the Subtrust established for the benefit of such Participant. The Trustee shall make provisions for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of such amounts pursuant to the Plan and shall pay amounts so withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by Pacific Capital.

4.2 Determination of Entitlement. The entitlement of a Participant (or the Participant’s Beneficiaries) to payments under the Plan shall be determined by the Administrator, and any claim for such payments shall be considered and reviewed under the procedures set out in the Plan.

4.3 Payments by Participating Company. A Participating Company may make payment directly to the Participants and Beneficiaries of amounts that become due under the terms of the Plan. The Participating Company shall notify the Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to Participants and their Beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payment of benefits in accordance with the terms of the Plan, then the Participating Company shall make the balance of each such payment as it becomes due. The Trustee shall notify the Participating Company whenever the principal of the Trust and earnings thereon are not sufficient to make required payments.

5. PAYMENTS UPON PARTICIPATING COMPANY INSOLVENCY

5.1 Insolvent. If any Participating Company becomes Insolvent, then the Trustee shall cease making payments to any Participants (and their Beneficiaries) from the Participating Company Trust maintained on behalf of such Participating Company.

5.2 Claims of General Creditors. At all times during the continuance of this Trust, the principal and income of each Participating Company Trust shall be subject under federal and state law to the extent set forth below to claims of general creditors of the Participating Company on whose behalf such Participating Company Trust is maintained.

5.2.1 Notice to Trustee. The Board of Trustees and the Chief Executive Officer of each Participating Company shall have the duty to inform the Trustee, in writing, if such Participating Company becomes Insolvent.

5.2.2 Claim by Creditor. If a person claiming to be a creditor of a Participating Employer alleges in writing to the Trustee that such Participating Company has become Insolvent, then the Trustee shall determine whether such Participating Company is Insolvent and, pending such determination, the Trustee shall discontinue payment of benefits to the Participants (and their Beneficiaries) on whose behalf such Participating Company made contributions to the Trust.

5.3 Trustee Inquiries and Reliance. Unless the Trustee has actual knowledge of a Participating Company’s Insolvency, or has received notice from a Participating Company or a person claiming to be a creditor of a Participating Company alleging that such Participating Company is Insolvent, the Trustee shall have no duty to inquire whether a Participating Company is Insolvent. The Trustee in all events may rely on such evidence concerning a Participating Company’s solvency that is furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination regarding a Participating Company’s solvency.

5.4 Disposition of Assets. If at any time the Trustee has determined that a Participating Company is Insolvent, then the Trustee shall discontinue payments from the Participating Company Trust maintained for such Participating Company.

5.4.1 Status of Participants. Nothing in this Trust Agreement in any way shall diminish any rights of Participants and their Beneficiaries to pursue their rights as general creditors of any Insolvent Participating Company with respect to benefits due under the Plan or otherwise.

5.4.2 Resumption of Payments. The Trustee shall resume the payment of benefits to Participants (and their Beneficiaries) in accordance with Section 4 of this Agreement only after the Trustee has determined that the Insolvent Participating Company is not Insolvent (or is no longer Insolvent).

5.5 Post-Insolvency Payment. Provided that there are sufficient assets in the pertinent Participating Company Trust, if the Trustee discontinues the payment of benefits from the Trust pursuant to Sections 5.1 or 5.2.2, above, and thereafter resumes such payments, then the first payment following such discontinuance shall include the aggregate amount of all payments due to Participants and their Beneficiaries for the period of such discontinuance, less the aggregate amount of any payments made to Participants and their Beneficiaries in lieu of the payments provided for hereunder during any such period of discontinuance.

6. PAYMENTS TO PARTICIPATING COMPANIES

Except as provided in Section 5, above, neither Pacific Capital nor any other Participating Company shall have any right or power to direct the Trustee to return to any such entity or to divert to others any of the Trust assets before all payment of benefits have been made to Participants and their Beneficiaries pursuant to the terms of the Plan.

7. INVESTMENT AUTHORITY

7.1 Investment. The Trustee shall invest the assets of the Trust (and each Subtrust, if any) in such stock, securities, obligations, and other assets as Pacific Capital shall direct from time to time, provided, in no event shall the Trustee invest in securities or obligations issued by Pacific Capital (other than an amounts held in common investment vehicles in which the Trustee may invest). All rights associated with assets of the Trust shall be exercised by the Trustee or the person designated by the Trustee in such manner as Pacific Capital shall direct, but in no event shall any such rights be exercisable by or rest with Plan Participants.

7.2 Disposition of Income and Losses. Subject to Section 7.3, below, all income received by the Trust, net of expenses, shall be accumulated and reinvested. Any income or loss attributable to the amount credited to a Participating Company Trust in accordance with Section 3.1.2, above, and any income or loss thereon, shall be credited to such Participating Company Trust and reinvested therein. Any income or loss attributable to the amount credited to a Subtrust pursuant to Section 3.3, above, and the income or loss thereon, shall be credited to and reinvested in such Subtrust.

7.3 Excess Assets. If any assets remain in a Subtrust after death benefits are paid to a Beneficiary in accordance with the terms of the Plan, such excess assets which remain in the Trust shall be allocated to the Participating Company’s Trust in such manner as the Administrator may designate.

8. DISPOSITION OF INCOME

During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

9. ACCOUNTING BY TRUSTEE

The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing by the Trustee and Pacific Capital. Within forty-five (45) days following the close of each calendar year and within forty-five (45) days after the removal or resignation of the Trustee, the Trustee shall deliver to Pacific Capital a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements, and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (including interest paid or receivable being shown separately), and showing all cash, securities, and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

10. RESPONSIBILITY OF TRUSTEE

10.1 Standard of Care. The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Pacific Capital which is contemplated by, and in conformity with, the terms of the Plan or this Agreement and is given in writing by Pacific Capital. In the event of a dispute between Pacific Capital and any other party regarding the amount payable, the Trustee may apply to a court of competent jurisdiction to resolve the dispute.

10.2 Attorneys’ Fees. If the Trustee undertakes or defends any litigation arising in connection with this Trust, then Pacific Capital agrees to indemnify the Trustee against the Trustee’s costs, expenses, and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto, and to be primarily liable for such payments. If Pacific Capital does not pay such costs, expenses, and liabilities within sixty (60) days of demand therefor and presentation of an invoice by the person to whom the payment was made or incurred, then the Trustee may obtain payment of the same from the Trust assets.

10.3 Agents. The Trustee may consult with legal counsel (who also may be counsel for Pacific Capital generally) with respect to any of its duties or obligations under this Agreement. The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants, or other professionals to assist in the performance of any of its duties or obligations under this Agreement.

10.4 Powers. Subject to Section 10.5, below, the Trustee shall have, without exclusion all powers conferred on Trustee by applicable law, unless expressly provided otherwise in this Agreement, provided, however, that if an insurance policy is held as an asset of the Trust, then the Trustee shall have no power to name a beneficiary of the policy other than the Trust or to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor trustee, or to loan to any person the proceeds of any borrowing against such policy.

10.5 Limitation on Powers. Notwithstanding any powers granted to the Trustee pursuant to this Agreement or applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

11. COMPENSATION AND EXPENSES OF TRUSTEE

Pacific Capital shall pay all administrative and Trustee’s expenses. If such fees and expenses are not paid within forty-five (45) days after presentation of an invoice therefor, then the amount of the fees and expenses shall be paid from the Trust assets.

12. RESIGNATION AND REMOVAL OF TRUSTEE

12.1 Resignation. The Trustee may resign at any time by written notice to Pacific Capital, which shall be effective thirty (30) days after receipt of such notice by Pacific Capital, unless Pacific Capital and the Trustee agree otherwise.

12.2 Removal. The Trustee may be removed by Pacific Capital upon thirty (30) days’ notice or upon shorter notice accepted by Trustee.

12.3 Transfer of Assets. Upon the resignation or removal of the Trustee and appointment of a successor Trustee, all assets of the Trust shall subsequently be transferred to the successor Trustee. The transfer shall be completed within forty-five (45) days after receipt of notice of resignation, removal, or transfer unless Pacific Capital extends such time limit.

12.4 Successor. If the Trustee resigns or is removed, then a successor shall be appointed, in accordance with Section 13, below, prior to the effective date of such resignation or removal under Sections 12.4 or 12.2, above. If no such appointment has been made by such time, then the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with such proceeding shall be allowed as administrative expenses of the Trust.

12.5 Change in Control. If, at the time of a Change in Control (as defined herein), the then acting Trustee is an affiliate of Pacific Capital, the Board of Directors of Pacific Capital, as in existence immediately prior to the Change in Control, shall designate an independent third party with corporate trustee powers to act as successor trustee and upon such appointment, the trustee acting prior to such Change in Control shall resign. The successor trustee appointed by the Board of Directors may not be removed by such successor for two (2) years following the date of Change in Control, except in connection with the termination of the Trust under Section 14.2

13. APPOINTMENT OF SUCCESSOR

13.1 Appointment. If the Trustee resigns or is removed in accordance with Sections 12.1 or 12.2, above, then Pacific Capital may appoint any third party, such as a bank or trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace the Trustee upon resignation and removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Pacific Capital or the successor Trustee to evidence the transfer.

13.2 Examination and Indemnity. The successor Trustee need not examine the records and acts of any prior Trustee and (subject to the express limitations imposed by this Agreement) may retain or dispose of existing Trust assets. The successor Trustee shall not be responsible for and Pacific Capital shall indemnify and defend the successor Trustee from, any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

14. AMENDMENT OR TERMINATION

14.1 Amendment. This Agreement may be amended by a written instrument executed by the Trustee and Pacific Capital. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or make the Trust revocable after it has become irrevocable.

14.2 Termination. The Trust shall not terminate until the date on which Plan Participants and their Beneficiaries no longer are entitled to benefits pursuant to the terms of the Plan. Upon termination of the Trust, any assets remaining in the Trust shall be returned to Pacific Capital.

14.3 Ratification. Upon written approval of Plan Participants or Beneficiaries entitled to payment of Benefits under the Plan, Pacific Capital may terminate this Trust prior to the time all benefit payments under the Plan have been made. All assets in the Trust at termination of the Trust shall be returned to Pacific Capital.

15. MISCELLANEOUS

15.1 Effect of Law. Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions of this Agreement.

15.2 Prohibition Against Assignment. Any benefits payable to Plan Participants and their Beneficiaries pursuant to this Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

15.3 Governing Law. This Agreement shall be governed by and is construed in accordance with the terms of the laws of the State of California.

16. EFFECTIVE DATE

The effective date of this Agreement shall be October 1, 2000.

IN WITNESS WHEREOF, the parties hereto have executed this First Amended and Restated Trust Agreement, effective on the date set forth above.

“PACIFIC CAPITAL:”	“TRUSTEE:”

PACIFIC CAPITAL BANCORP, a California corporation	SANTA BARBARA BANK & TRUST, a California corporation

By	By
Jay D. Smith, Senior Vice President	Name & Title:

Date	Date